Exhibit 99.1

Duma Energy Provides Operational Update for Galveston Bay

Houston, Texas - May 14, 2012 - Duma Energy Corp. (OTCBB: SGCA) (the "Company") today announced that with the recent addition of the Redfish Reef Field, the average production from the Company's Galveston Bay fields alone is now approximately 521 barrels of oil equivalent per day (boepd). This included 342 barrels of oil per day as well as 1,075 thousand cubic feet of natural gas per day. This figure is expected to increase in the coming days as more wells are brought online in both the Trinity Bay and Redfish Reef Fields. Additionally, completion operations for the newly drilled ST9-12A #4 in Fishers Reef Field are scheduled to take place this week, which also has the potential to significantly increase existing production and cash flow.

"We have numerous opportunities in Galveston Bay including re-completions and new drilling," said Craig Alexander, Operations Manager for Duma Energy Corp. "We are optimistic about our future production due to the fact that we are currently producing from only a limited number of the total wells in these fields."

Jeremy G. Driver, Chairman and CEO of Duma Energy Corp. stated, "With the production we have recently brought on and the work we already have scheduled, we are closing in on our 2012 goal of 1,000 boepd. More importantly, this translates into higher revenue and cash flow."

The Company also announced the release of a corresponding video entitled "Galveston Bay Update" on its website at www.duma.com (direct link: http://www.duma.com/investor_info/media/). This video includes an interview on April 30, 2012 with the Company's Operations Manager, Craig Alexander, regarding Redfish Reef Field and the general operations of Galveston Bay.

About Duma Energy Corp.

Duma Energy Corp. (OTCBB: SGCA) is an aggressive growth company actively producing oil and gas in the continental United States, both on and offshore. Duma Energy will continue increasing revenue, cash flow, and reserves to fund its aggressive growth through acquisition and participation in projects with the potential of providing exponential returns for shareholders. Further information can be found on the Company's website at www.duma.com.

Investor Relations
Investor Awareness, Inc.
Tony Schor or James Foy, 847-945-2222
www.InvestorAwareness.com

Forward-looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which contain words such as "expect," "believe" or "plan," by their nature address matters that are, to different degrees, uncertain. These uncertainties may cause actual future events to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.